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                                                                    EXHIBIT 99.1




                    AMAZON.COM ANNOUNCES 3-FOR-1 STOCK SPLIT


         SEATTLE, November19 /PRNewswire/ -- Amazon.com (NASDAQ:AMZN) announced today that its board of directors approved a three-for-one split of its common stock. Stockholders will receive two additional shares for every share held on the record date of December 18, 1998. The additional shares will be mailed or delivered on or about January 4, 1999, by the company's transfer agent, ChaseMellon Shareholder Services.

About Amazon.com, Inc.

         Amazon.com, Inc. (NASDAQ: AMZN), the Internet's No. 1 book and No. 1 music retailer, opened its virtual doors on the World Wide Web in July 1995 and quickly became Earth's Biggest Bookstore. Today, the Amazon.com store has expanded to offer more than 3 million books, music CDs, videos, DVDs, computer games, and other titles, plus easy-to-use search-and-locate features, secure credit card payment, personalized recommendations, streamlined ordering through 1-Click(SM) technology, and direct shipping. Amazon.com operates two international bookstore Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. Amazon.com also operates PlanetAll (www.planetall.com), a Web-based address book, calendar, and reminder service, and the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crew members dating from the birth of film in 1892 to the present.

         Amazon.com, Amazon.co.uk, Amazon.de, Internet Movie Database, PlanetAll, Earth's Biggest Bookstore, and 1-Click are either registered trademarks or trademarks of Amazon.com, Inc or its affiliates. All other names mentioned herein may be trademarks of their respective owners.

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                /CONTACT: Bill Curry, Amazon.com, (206) 834-7180